Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Quality Municipal
Fund, Inc.
33-34483, 811-06091

An annual meeting of the shareholders of Nuveen Investment Quality Municipal Fund,
Inc. (the Fund) was held on July 28, 2003.

The purpose of the meeting was to

1. elect twelve (12) trustees to serve until
2. their successors shall have been duly
3. elected and qualified;
4. approve changes to the Funds
5. fundamental investment policies.
6. To approve an Agreement and Plan of
7. Reorganization and Liquidation and the
8. transactions contemplated thereby, the
9. net effect of which would be to
10. reorganize the Fund into a newly created
11. Massachusetts business trust.


1. Twelve trustees in total were elected by
2. the
3. shareholders, to serve until the next
4. Annual Meeting and until successors
5. shall have been duly elected and
6. qualified.  The Trustees elected to serve
7. are listed below.

William E. Bennett
Robert P. Bremner
Lawrence H. Brown
Jack B. Evans
Anne E. Impellizzeri
William L. Kissick
Thomas E. Leafstrand
Peter R. Sawers
William J. Schneider
Judith M. Stockdale
Timothy R. Schwertfeger
Sheila W. Wellington

The twelve trustees noted above constitute the total number of trustees in office at October 31, 2003.

2. Approval of changes to the Funds
3. fundamental investment policies:

To approve a change to a fundamental
investment restriction with respect to lending:

The number of common shares voted in the
affirmative:  13,505,554
and
the number of negative votes:  1,023,945

The number of Munipreferred shares voted in
the affirmative:  1,732
and
the number of negative votes:  339


To approve a change to a fundamental
investment restriction with respect to borrowing:

The number of common shares voted in the
affirmative:  13,519,236
and
the number of negative votes:  1,053,758

The number of Munipreferred shares voted in
the affirmative:  1,736
and
the number of negative votes:  339


In the matter of approving an Agreement and Plan of Reorganization and the transactions contemplated thereby:

The number of common shares voted in the
affirmative:  13,677,572
and
the number of negative votes:  833,889

The number of Munipreferred shares voted in
the affirmative:  1,929
and
the number of negative votes:  126


Proxy materials are herein incorporated by reference to the SEC filing on June 16, 2003, under Conformed Submission Type DEF N-14/A, accession number 0000950137-03-003399.